EXHIBIT 99.1

Opexa Therapeutics Reports Third Quarter 2010 Financial Results

THE WOODLANDS, Texas, Nov. 9, 2010 (GLOBE NEWSWIRE) -- Opexa Therapeutics, Inc. (Nasdaq:OPXA), a leading cell therapy company developing a proprietary autologous T cell therapy platform for the treatment of autoimmune diseases, including Tovaxin®, its lead therapy for multiple sclerosis (MS), today reported financial results for the quarter ended September 30, 2010 and provided an update on recent corporate developments.

Recent highlights include:

  Manufacturing/Process Development:
  Implementation of key process improvements and optimization of manufacturing process advanced as planned;
  Documentation to support FDA Regulatory review is nearing completion;
  Clinical Development:
  Clinical Study Protocols continue to be developed and finalized for discussions with FDA;
  Operations:
  Opexa was awarded $244,000 in a grant under the Qualifying Therapeutic Discovery Project (QTDP) Program to advance the development of its lead product, Tovaxin®, for MS. The QTDP grant program provides support for innovative projects that are determined by the U.S. Department of Health and Human Services to have reasonable potential to result in a new therapy, reduce health care costs, or significantly advance the goal of curing diseases.

"During the third quarter of 2010, we remained focused on positioning the Company for further clinical studies with Tovaxin. There was and remains a significant amount of work and preparation required to be able to again treat patients under a clinical trial setting, but I am pleased with the substantial progress that has been made by everyone at Opexa to this end," commented Neil K. Warma, President and Chief Executive Officer of Opexa. "We are actively preparing for meetings with the FDA which we reasonably expect to take place toward the end of the year and are finalizing the documents and reports that will support these important discussions."

"The optimization of the manufacturing process to a commercial state has been advancing very well and I am equally as pleased with the progress we have made on the clinical and regulatory path. Based on strong input from our Scientific Advisory Board, we are now finalizing the clinical trial protocols that will be presented to the FDA. We continue to have active dialogue with potential partners regarding the further clinical development of Tovaxin," added Mr. Warma.

"As of the end of the third quarter, September 30, 2010, our cash and cash equivalents totaled approximately $4.7 million and our monthly burn rate for the year through the third quarter was approximately $380,000. We are maintaining tight control over our cash spend while still being able to actively advance our varied operational priorities. Our team remains lean but highly productive and focused on timely execution. At the current burn rate, we believe that while we have sufficient capital to support our operations, at current levels, through 2011, we will need to raise additional capital to support our operations," commented Mr. Warma.

Third Quarter Financial Results

Opexa reported no revenues in the three months ended September 30, 2010 or in the comparable prior-year period.

Research and development expenses were $625,282 and $2,193,919 for the three and nine months ended September 30, 2010, respectively, compared with $490,273 and $1,653,755 for the three and nine months ended September 30, 2009, respectively. The increase in expenses was primarily related to an increase in personnel, an increase in professional service fees and the initiation of key experiments, and was partially offset by a decrease in stock compensation expense.

General and administrative expenses for the three and nine months ended September 30, 2010 were $626,697 and $1,706,546, respectively, compared with $665,649 and $1,473,639 for the three and nine months ended September 30, 2009, respectively. The decrease in expenses for the three months ended September 30, 2009 to the three months ended September 30, 2010 is due to a decrease in bonus compensation expense as well as a decrease in professional service fees, partially offset by an increase in executive and stock compensation costs. The increase in expenses for the nine months ended September 30, 2009 to the nine months ended September 30, 2010 is due to an increase in professional service fees as well as an increase in executive compensation costs, and was partially offset by a decrease in stock and bonus compensation expense.

Opexa reported a net loss for the three months ended September 30, 2010 of $1.29 million, or ($0.07) per share, and a net loss for the nine months ended September 30, 2010 of $4.53 million, or ($0.27) per share. For the same three month and nine month period ending September 30, 2009, Opexa reported net income of $2.22 million, or $0.18 basic income per share and $0.14 diluted income per share, and a net loss of $0.28 million, or ($0.02) per share, respectively, relating to the gain on technology sale and initial technology transfer fee milestone recorded in the prior year quarter.

Cash and cash equivalents were $4,733,445 as of September 30, 2010.

Further details can be found in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.

About Opexa

Opexa Therapeutics, Inc. is dedicated to the development of patient-specific cellular therapies for the treatment of autoimmune diseases. The Company's leading therapy, Tovaxin®, is a personalized cellular immunotherapy treatment that is in clinical development for multiple sclerosis (MS). Tovaxin is derived from T-cells isolated from peripheral blood, expanded ex vivo, and reintroduced into the patients via subcutaneous injections. This process triggers a potent immune response against specific subsets of autoreactive T-cells known to attack myelin and, thereby, reduces the risk of relapse over time.

Opexa has completed a Phase 2b clinical study with Tovaxin in 150 patients with MS. Data from this clinical study show evidence that Relapsing Remitting MS (RRMS) patients treated with Tovaxin saw overall clinical and disability benefits over the placebo group, including a clinically relevant decrease in the Annualized Relapse Rate (ARR), and improvement in disability score (EDSS), as well as an excellent safety profile with no serious adverse events related to Tovaxin treatment.

For more information visit the Opexa Therapeutics website at www.opexatherapeutics.com.

The Opexa Therapeutics, Inc. is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8296

Cautionary Statement Relating to Forward - Looking Information for the Purpose of "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words "expects," "believes," "anticipates," "estimates," "may," "could," "intends," and similar expressions are intended to identify forward-looking statements. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding current or future financial payments, returns, royalties, performance and position, management's strategy, plans and objectives for future operations, plans and objectives for product development, plans and objectives for present and future clinical trials and results of such trials, plans and objectives for regulatory approval, litigation, intellectual property, product development, manufacturing plans and performance, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: market conditions, our capital position, the ability of the Company to enter into and benefit from a partnering arrangement for the Company's product candidate, Tovaxin, on reasonably satisfactory terms (if at all), and our dependence (if partnered) on the resources and abilities of any partner for the further development of Tovaxin, our ability to compete with larger, better financed pharmaceutical and biotechnology companies, new approaches to the treatment of our targeted diseases, our expectation of incurring continued losses, our uncertainty of developing a marketable product, our ability to raise additional capital to continue our treatment development programs, the success of our clinical trials, our ability to develop and commercialize products, our ability to obtain required regulatory approvals, our compliance with all Food and Drug Administration regulations, our ability to obtain, maintain and protect intellectual property rights (including for Tovaxin), the risk of litigation regarding our intellectual property rights, the success of third party development and commercialization efforts with respect to products covered by intellectual property rights transferred by the Company, our limited manufacturing capabilities, our dependence on third-party manufacturers, our ability to hire and retain skilled personnel, our volatile stock price, and other risks detailed in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date made. We assume no obligation or undertaking to update any forward-looking statements to reflect any changes in expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional disclosures we make in the reports filed with the Securities and Exchange Commission.

Statements of Expenses Data:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Research and development	$ 625,282	$ 490,273	$ 2,193,919	$ 1,653,755
General and administrative	626,697	665,649	1,706,546	1,473,639
Depreciation and amortization	37,647	52,055	136,022	163,139
Loss on disposal of assets	--	1,771	--	1,771
Operating loss	(1,289,626)	(1,209,748)	(4,036,487)	(3,292,304)

Interest income	815	131	1,395	1,625
Other income and expense, net	--	500,000	--	500,000
Gain on extinguishment of debt	--	--	--	--
Loss on derivative instruments	--	--	--	(366,774)
Gain on sale of technology	--	3,000,000		3,000,000
Interest expense	(2,004)	(69,901)	(499,200)	(122,529)
Net loss	$ (1,290,815)	$ 2,220,482	$ (4,534,292)	$ (279,982)

Basic loss per share	$ (0.07)	$ 0.18	$ (0.27)	$ (0.02)
Diluted loss per share	$ (0.07)	$ 0.14	$ (0.27)	$ (0.02)

Weighted average shares outstanding - Basic	18,421,600	12,354,942	16,601,503	12,282,619
Weighted average shares outstanding - Diluted	18,421,600	16,723,005	16,601,503	12,282,619

Selected Balance Sheet Data:
	September 30, 2010	September 30, 2009
Cash and cash equivalents	$ 4,733,445	$ 3,952,224
Other current assets	45,691	647,880
Fixed assets, net	813,888	1,001,621
Total assets	5,593,024	5,601,725
Total current liabilities	783,333	1,086,646
Total long term liabilities	--	992,788
Total stockholders' equity	4,809,691	3,522,291
CONTACT:  Opexa Therapeutics, Inc.
          Neil K. Warma
          281.775.0600
          nwarma@opexatherapeutics.com